EXHIBIT 10.1

HEELYS, INC.
2012 MANAGEMENT INCENTIVE PLAN

1.  PURPOSES.  This Plan is established (i) to offer selected Employees, Directors and Consultants of the Company or its Affiliates an opportunity to participate in the growth and financial success of the Company, (ii) to provide the Company an opportunity to attract and retain the best available personnel for positions of substantial responsibility, (iii) to provide incentives to such Employees, Directors and Consultants by means of performance-related incentives to achieve short-term performance goals, and (iv) to promote the growth and success of the Company’s business by aligning the financial interests of Employees, Directors and Consultants with that of the other stockholders of the Company.  Toward these objectives, this Plan provides for the grant of cash-based Performance Bonuses.

2.  DEFINITIONS.  As used herein, unless the context requires otherwise, the following terms shall have the meanings indicated below:

(a)          “Affiliate” means (i) any corporation, partnership or other entity which owns, directly or indirectly, a majority of the voting equity securities of the Company, and (ii) any corporation, partnership or other entity of which a majority of the voting equity securities or equity interest is owned, directly or indirectly, by the Company.

(b)          “Award” means any right to a cash Performance Bonus granted under this Plan, whether granted singly or in combination, to a Grantee pursuant to the terms, conditions and limitations that the Committee may establish.

(c)          “Award Agreement” means the document issued, either in writing or an electronic medium, to a Grantee evidencing the grant of an Award, and setting forth the terms, conditions and limitations applicable to that Award, including any amendments thereto.  Each Award Agreement shall be subject to the terms and conditions of this Plan.

(d)          “Board” means the Board of Directors of the Company, as duly elected from time to time.

(e)          “Cause” means the meaning set forth in a then-effective written employment agreement between the Grantee and the Company or an Affiliate or, in the absence of such a definition in a then-effective written employment agreement (in the determination of the Committee), shall mean (i) a failure by the Grantee to perform reasonably assigned duties to the Company or an Affiliate, but only if the failure by the Grantee to perform such duties continues after he or she has received notice from the Company that his or her failure to perform constitutes “cause” for terminating his or her Continuous Service, (ii) dishonesty, willful misconduct or gross neglect by the Grantee in the discharge or performance of his or her duties to the Company or an Affiliate, (iii) an intentional violation or failure by the Grantee to satisfy any policy or written agreement with the Company or an Affiliate, (iv) the involvement by the Grantee in a transaction or act in connection with the performance of duties to the Company or any Affiliate which transaction or act is adverse to the interests of the Company or any Affiliate, (v) the engagement by the Grantee in unfair competition with the Company or any Affiliate, (vi) the use of alcohol or drugs by the Grantee in a manner that affects his or her job performance or could reasonably be expected to adversely affect the reputation of the Company or any Affiliate, or (vii) the conviction of, or plea of nolo contendere by the Grantee to, a charge of fraud, embezzlement, misappropriation, theft or other criminal conduct constituting a felony, or commission of a misdemeanor involving a crime of moral turpitude.

(f)           “Change in Control” of the Company means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty (50) percent of the combined total voting power of the Company’s then outstanding securities; (ii) any change or changes in the composition of the Board within a twelve-month period as a result of which a majority of the directors are replaced by directors whose appointment or election is not endorsed by a majority of the directors before the date of appointment or election; (iii) the Company is merged or consolidated with another corporation or other entity and, as a result of the merger or consolidation, less than seventy (70) percent of the outstanding voting securities of the surviving or resulting corporation or other entity, as the case may be, are “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, immediately after the merger or consolidation by persons who or which beneficially owned the outstanding voting securities of the Company immediately before the merger or consolidation; or (iv) the Company transfers, sells or otherwise disposes of all or substantially all of its assets to another corporation or other entity which is not an Affiliate of the Company.  It is intended that a Change in Control constitute a “change in control” under Section 409A of the Code.

(g)          “Chief Executive Officer” means the individual serving at any relevant time as the chief executive officer of the Company.

(h)          “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.  Reference in this Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any Treasury regulations promulgated under such section.

(i)           “Committee” means the Compensation Committee, as constituted from time to time, of the Board that is appointed by the Board to administer this Plan, or if no such committee is appointed (or no such committee shall be in existence at any relevant time), the term “Committee” for purposes of this Plan shall mean the Board.  The Board may assume any or all of the powers and responsibilities prescribed for the Committee, and to the extent it does so, the term “Committee” as used herein shall also be applicable to the Board.

(j)           “Company” means Heelys, Inc., a Delaware corporation, or such other corporation which, pursuant to a spinoff, merger, consolidation or similar corporate transaction adopts and assumes this Plan with the consent of the Company and agrees to accept the duties, responsibilities and obligations of the Company under this Plan.  References in this Plan to the Company shall refer to any such corporation which adopts and assumes this Plan.

(k)          “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Affiliate to render consulting or advisory services to the Company or such Affiliate and who is a “consultant or advisor” within the meaning of Rule 701 promulgated under the Securities Act or Form S-8 promulgated under the Securities Act.

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(l)           “Continuous Service” means the provision of services to the Company or an Affiliate as an Employee, Director or Consultant which is not interrupted or terminated.  Except as otherwise provided in a particular Award Agreement, service shall not be considered interrupted or terminated for this purpose in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Affiliate, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or an Affiliate as an Employee, Director or Consultant.  An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(m)         “Director” means a member of the Board.

(n)          “Disability” means the “disability” of a person (i) as defined in a then-effective written employment agreement with the Company or an Affiliate that covers such person, (ii) if such person is not covered by a then-effective written employment agreement with the Company or an Affiliate, as defined in a then-effective long-term disability plan maintained by the Company that covers such person, or (iii) if neither a then-effective written employment agreement or a long-term disability plan exists at any relevant time covering such person, “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.  Notwithstanding the preceding, it is intended that a Disability under this Plan will constitute a Disability for purposes of Section 409A of the Code.

(o)          “Employee” means any person, including an Officer, who is employed, within the meaning of Section 3401 of the Code, by the Company or an Affiliate, including any person who is considered a co-employee of the Company or an Affiliate and a professional employee organization.  The payment of compensation by the Company or an Affiliate to a Director or Consultant solely with respect to such individual rendering services in the capacity of a Director or Consultant, however, shall not be sufficient to constitute “employment” by the Company or that Affiliate.

(p)          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute.  Reference in this Plan to any section of the Exchange Act shall be deemed to include any amendments or successor provisions to such section and any rules and regulations relating to such section.

(q)          “Grantee” means an Employee, Director or Consultant to whom an Award has been granted under this Plan.

(r)           “Officer” means a person who is an “officer” of the Company or any Affiliate within the meaning of Section 16 of the Exchange Act (whether or not the Company is subject to the requirements of the Exchange Act).

(s)          “Performance Bonus” means an Award of cash granted under Section 4 of this Plan that is paid solely on account of the attainment of a specified performance target in relation to one or more Performance Goals, and which is subject to such applicable terms, conditions, and limitations as the Committee may establish and set forth in the applicable Award Agreement in order to fulfill the objectives of this Plan.

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(t)           “Performance Goals” mean, with respect to any Performance Bonus, the business criteria (and related factors) selected by the Committee to measure the level of performance of the Company during the Performance Period, in each case, prepared on the same basis as the financial statements published for financial reporting purposes, except as adjusted pursuant to Section 4(c)(iii).

(u)          “Performance Period” means that period established by the Committee at the time any Performance Bonus is granted.

(v)          “Plan” means this Heelys, Inc. 2012 Management Incentive Plan, effective January 1, 2012, as set forth herein, and as it may be amended from time to time.

(w)          “Section” means a section of this Plan unless otherwise stated or the context otherwise requires.

(x)           “Securities Act” means the Securities Act of 1933, as amended, and any successor statute.  Reference in this Plan to any section of the Securities Act shall be deemed to include any amendments or successor provisions to such section and any rules and regulations relating to such section.

3.  ELIGIBILITY.  Awards may be granted to Employees, Directors or Consultants.  The Committee (or the Chief Executive Officer with respect to Employees) shall select the recipients of Awards.  A Grantee may be granted more than one Award under this Plan and Awards may be granted at any time or times during the term of this Plan.  The grant of an Award to an Employee, Director or Consultant shall not be deemed either to entitle that individual to, or to disqualify that individual from, participation in any other grant of Awards under this Plan.

4.  PERFORMANCE BONUSES.

(a)          Performance Bonuses.  The Committee (or the Chief Executive Officer with respect to Employees) may grant Performance Bonuses under this Plan to the eligible Employees, Directors or Consultants determined under Section 3 in the amounts and pursuant to the terms and conditions that the Committee (or Chief Executive Officer if applicable) may determine and set forth in the applicable Award Agreement, subject to the provisions of this Section 4.  The Performance Bonuses granted under this Plan are not intended to be treated as “performance-based compensation” for purposes of Section 162(m) of the Code.

(b)          Eligible Grantees.  The Committee (except as otherwise provided with respect to the Chief Executive Officer) will generally determine the Employees, Directors or Consultants who will be eligible to receive a Performance Bonus under this Plan with respect to the Performance Period.  An Award Agreement shall be provided to each Grantee under this Plan as soon as administratively feasible after such Grantee becomes eligible for the Performance Period.  An Award Agreement shall specify the applicable Performance Goals, specific performance factors and targets related to the Performance Goals, award criteria, and the targeted amount of his or her Performance Bonus, as well as any other applicable terms of the Performance Bonus for which he or she is eligible.

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(c)          Performance Goals; Specific Performance Targets; Award Criteria.

(i)           Within ninety (90) days after commencement of the Performance Period, the Committee shall fix and establish in writing (A) the Performance Goals that will apply to the Performance Period; (B) with respect to Performance Goals, the specific performance factors and targets related to each Grantee and, if achieved, the targeted amount of his or her Performance Bonus; and (C) subject to Subsection (iii) below, the criteria for computing the amount that will be paid with respect to each level of attained performance.  The Committee shall also set forth the minimum level of performance, based on objective factors and criteria, that must be attained during the Performance Period before any Performance Goal is deemed to be attained and any Performance Bonus will be earned and become payable, and the percentage of the Performance Bonus that will be earned and become payable upon attainment of various levels of performance that equal or exceed the minimum required level.

(ii)          The Committee may, in its discretion, select Performance Goals and specific performance factors and targets that measure the performance of the Company or one or more business units, divisions or Affiliates of the Company.  The Committee may select Performance Goals and specific performance targets that are absolute or relative to the performance of one or more peer companies or an index of peer companies.

(iii)         In order to assure the incentive features of this Plan and to avoid distortion in the operation of this Plan, the Committee may make adjustments in the Performance Goals, specific performance factors and targets related to those Performance Goals and award criteria established by it for the Performance Period under this Section 4(c)(iii) whether before or after the end of the Performance Period to the extent it deems appropriate in its sole discretion, which shall be conclusive and binding upon all parties concerned, to compensate for or reflect any extraordinary changes which may have occurred during the Performance Period which significantly affect factors that formed part of the basis upon which such Performance Goals, specific performance targets related to those Performance Goals and award criteria were determined.  Such changes may include, without limitation, changes in accounting practices, tax, regulatory or other laws or regulations, or economic changes not in the ordinary course of business cycles.  The Committee also reserves the right to adjust Performance Bonus Awards to insulate them from the effects of unanticipated, extraordinary, major business developments, e.g., unusual events such as a special asset writedown, sale of a division, etc.  The determination of financial performance achieved for the Performance Period may, but need not be, adjusted by the Committee to reflect such extraordinary, major business developments.  Any such determination shall not be affected by subsequent adjustments or restatements.

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(d)           Achievement of Performance Goals; Determination.  As soon as administratively feasible after the end of the Performance Period, the Committee shall determine whether the Performance Goals applicable to Performance Bonuses for such Performance Period were satisfied and, if such Performance Goals were satisfied in whole or in part, the amount payable for each Grantee granted a Performance Bonus.  In applying Performance Goals, the Committee may, in its discretion, exclude unusual or infrequently occurring items, and may determine no later than ninety (90) days after the commencement of the Performance Period to exclude other items, each determined in accordance with GAAP (to the extent applicable) and as identified in the financial statements, notes to the financial statements or discussion and analysis of management.

(e)           Forfeiture Restrictions.  Awards may be subject to an obligation of the Grantee to forfeit and surrender the Award to the Company under certain circumstances (the “Forfeiture Restrictions”).  The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse on the passage of time, the attainment of one or more performance targets (which may be Performance Goals) established by the Committee, or the occurrence of such other event or events determined to be appropriate by the Committee.  A Performance Bonus performance factor, if any, shall be based upon the achievement of performance goals by the Company, Affiliate, or upon such individual performance factors or upon such other criteria as the Committee may deem appropriate.  Restriction periods may overlap and Grantees may participate simultaneously with respect to Performance Bonuses that are subject to different restriction periods and different time and/or performance factors and criteria.  The Forfeiture Restrictions applicable to a particular Performance Bonus (which may differ from any other Performance Bonus) shall be stated in the applicable Award Agreement.

(f)            Forfeiture.  Unless otherwise provided in an Award Agreement, on termination of the Grantee’s Continuous Service prior to lapse of the Forfeiture Restrictions, the portion of the Performance Bonus which is still subject to the Forfeiture Restrictions under the Award shall be forfeited by the Grantee.  Upon any forfeiture, all rights of the Grantee with respect to the portion of the Performance Bonus forfeited shall cease and terminate, without any further obligation on the part of the Company.

(g)           Time and Form of Payment.  Except as provided in Section 4(h) below, each Performance Bonus will be paid in cash in a single lump sum within ninety (90) days following the last day of the Performance Period, with the exact date of payment determined by the Company in its sole discretion.

(h)            Acceleration.  Each Grantee who has been granted a Performance Bonus that is outstanding as of the date of a Change in Control will have his or her Performance Bonus interpreted as if the specific targets related to the Performance Goals have been achieved to a level of performance, as of the date of the Change in Control, that would cause one-hundred (100) percent of the Grantee’s targeted amount under the Performance Bonus to become payable.  Payment of the accelerated Performance Bonus will be in cash in a single lump sum within ninety (90) days following the date of the Change in Control, with the exact date of payment determined by the Company in its sole discretion.

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(i)            Disqualification of Award; Clawback.  This Plan is intended to align Grantee and stockholder interests.  Occasionally unusual circumstances may arise that are not anticipated by this Plan.  Should a situation occur where a Grantee is deemed to have (i) breached the Company’s code of business conduct or ethics policy, (ii) materially breached any other policy of the Company, (iii) experienced a significant incident involving a fatal or serious injury to an Employee under the supervision of the Grantee or significant damage to the property of the Company and its Affiliates or the environment which is caused by the actions or inactions of the Grantee or one or more Employees under his or her supervision, or (iv) engaged in conduct which directly contributes to the Company having to restate all or a portion of its financial statements, the Committee, in its sole discretion, may disqualify the Grantee from earning or receiving payment of any Award for the Performance Period in whole or in part.  In addition, the Committee may require a Grantee to reimburse the Company in the event an Award is paid to a Grantee based on achievement of financial results that are subsequently the subject of restatement on account of the Grantee’s intentional misconduct.

(j)            Tax Withholding.  Performance Bonuses under this Plan will be subject to tax withholding as required by law.

5.  ALIENATION AND SUBORDINATION OF BENEFITS.  No benefit or payment under this Plan may be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, lien or charge, by operation of law or otherwise, including levy, garnishment, pledge, or bankruptcy, except by will or the laws of descent and distribution, and any attempt to treat otherwise shall be void.  No payment or benefit shall be in any manner liable for or subject to the recipient’s debts, contracts, liabilities, or torts except where legislation provides for regulatory action or court order (garnishment, etc.) to supersede this restriction.

6.  NO EMPLOYMENT RIGHTS.  No provisions of this Plan or under any Award Agreement shall be construed to give any Grantee any right to remain an Employee of, or provide services to, the Company or any of its Affiliates or to affect the right of the Company to terminate any Employee’s service at any time, with or without Cause.

7.  ADMINISTRATION.  This Plan shall be administered by the Committee.  The Committee shall interpret this Plan and any Awards granted pursuant to this Plan and shall prescribe such rules and regulations in connection with the operation of this Plan as it determines to be advisable for the administration of this Plan.  The Committee may rescind and amend its rules and regulations from time to time.  The interpretation by the Committee of any of the provisions of this Plan or any Award granted under this Plan shall be final and binding upon the Company and all persons having an interest in any Award or other payments received pursuant to an Award.  Notwithstanding the authority hereby delegated to the Committee to grant Awards to Employees, Directors and Consultants under this Plan, the Board shall have full authority, subject to the express provisions of this Plan, to grant Awards to Employees, Directors and Consultants under this Plan, to interpret this Plan, to provide, modify and rescind rules and regulations relating to this Plan, to determine the terms and provision of Awards granted to Employees, Directors and Consultants under this Plan and to make all other determinations and perform such actions as the Board deems necessary or advisable to administer this Plan.  No member of the Committee or the Board shall be liable for any action taken or determination made in good faith with respect to this Plan or any Award granted hereunder.

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8.  EFFECT OF PLAN.  Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any Employee, Director or Consultant any right to be granted an Award or any other rights except as may be evidenced by the Award Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein.  Nothing contained in this Plan or in any Award Agreement or in other related documents shall confer upon any Employee, Director or Consultant any right with respect to such person’s Continuous Service or interfere or affect in any way with the right of the Company or an Affiliate to terminate such person’s Continuous Service at any time, with or without cause.

9.  NO EFFECT ON RETIREMENT AND OTHER BENEFIT PLANS.  Except as specifically provided in a retirement or other benefit plan of the Company or an Affiliate, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or an Affiliate, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation.

10. FUNDING AND STATUS OF PLAN.  This Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.  This Plan is not funded in the sense of a “funded plan” under ERISA, or Internal Revenue Service or other government regulations, which prescribe certain Grantee rights and fiduciary obligations.  Funding for this Plan will be equivalent to the sum of individual Awards.  Funding is for accounting purposes only and does not confer any rights to Grantees to any portion of such funds or any other Company assets except under this Plan rules and Award guidelines.  To the extent that a Grantee acquires a right to receive payment from the Company under this Plan, such right shall be no greater than the rights of any unsecured creditor of the Company.

11. AMENDMENT OR TERMINATION OF PLAN.  The Board, in its discretion may, at any time or from time to time after the date of adoption of this Plan, terminate or amend this Plan in any respect, including amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan.  No Award may be granted after termination of this Plan.  Any amendment or termination of this Plan shall not affect Awards previously granted, and, except to the extent specifically provided otherwise by this Plan or the Award Agreements, such Awards shall otherwise remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise in a writing (including an Award Agreement) signed by the Grantee and the Company.

12. TERM OF PLAN.  Unless sooner terminated by action of the Board, this Plan shall terminate on the tenth (10th) anniversary of January 1, 2012.

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13. SEVERABILITY AND REFORMATION.  The Company intends all provisions of this Plan to be enforced to the fullest extent permitted by law.  Accordingly, should a court of competent jurisdiction determine that the scope of any provision of this Plan is too broad to be enforced as written, the court should reform the provision to such narrower scope as it determines to be enforceable.  If, however, any provision of this Plan is held to be wholly illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable and severed, and this Plan shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions of this Plan shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

14. GOVERNING LAW.  This Plan and all issues or matters relating to this Plan shall be governed by, determined and enforced under, and construed and interpreted in accordance with the laws of the State of Texas.

15. INTERPRETIVE MATTERS.  Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular shall include the plural, and visa versa.  The term “include” or “including” does not denote or imply any limitation.  The term “business day” means any Monday through Friday other than such a day on which banks are authorized to be closed in the State of Texas.  The captions and headings used in this Plan are inserted for convenience and shall not be deemed a part of this Plan for construction or interpretation.

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